February 3, 2005

Robert Hunt
101 East Beach Blvd
Pass Christian, MS 39571

Larry Shultz
2934-1/2 Beverly Glen Circle
Suite 301, Bel Air, CA 90077

Re: Letter of Agreement (“LOA”) to form a new LLC Company between Encore Clean Energy, Inc. (“Encore”), Larry Shultz (“Shultz”) and Robert Hunt (“Hunt”)

Dear Sirs,

              This Letter of Agreement will confirm our recent discussions and negotiations concerning the formation of a new Limited Liability Company (“LLC”) upon the terms and conditions as generally described herein.

Whereas, Encore Clean Energy, Inc. (hereinafter “Encore”) -- a Delaware corporation, is in the business of developing the economic benefits to be derived from its exclusive license stake in multiple business applications of certain provisional patents, patent-pending, clean-energy generating technologies. Encore is desirous of accelerating development of the relevant provisional patents described herein.

Whereas, Hunt has developed and individually owns certain patents (“the Patents”) accepted, provisional or otherwise and which are under exclusive license to Encore that are fully described as:

1.	Provisional Patent with USPTO filing number 60/625,638, titled, “OCEAN THERMAL ENGINE”, with filing date of November 5, 2004.

2.	Provisional Patent with no number assigned to date, titled, “THERMAL PUMP AND THERMAL ENGINE POWERED BY EXTEMELY LOW TEMPERATURE DIFFERENTIALS” with filing date of December 24, 2004.

3.	Provisional Patent to be filed, titled, “THERMAL MAGNETO-HYDRODYNAMIC (MHD) GENERATOR”

Whereas, Hunt and Shultz have developed and jointly own certain product concepts and patents (“the Patents”) accepted, provisional or otherwise and which are under exclusive license to Encore that are fully described as:

4.	Provisional Patent, yet to be filed, titled “Hydraulic Construction Equipment and Hybrid Gas- Electric Vehicles, Powered By Their Own Tailpipe Waste Heat Exhaust”

The new LLC’s business will be to perform research and development services towards constructing working proof of concept prototypes utilizing these provisional patents and any subsequent improvements. If any such prototypes prove to be a viable design, the LLC will endeavor to establish manufacturing facilities by forming manufacturing joint venture partnerships with manufacturing facilities in U.S., China and Latin America, and by making territorial sales and marketing agreements with select companies in the U.S, Latin America, Europe, China, India, Japan, Australia and other countries around the world, marketing our products to both retail and wholesale customers.

Therefore, in consideration of the following terms and conditions, the parties hereby agree to form a Limited Liability Company to be called the VAPOR HYDRAULIC POWER SYSTEMS LLC (“LLC”), or other mutually acceptable name, to exclusively develop, manufacture and market the resulting energy producing devices.

All business activity will be conducted through the LLC and the following initial ownership will be established as follows: Encore Clean Energy, Inc. will receive an initial 56% ownership, Robert Hunt will receive an initial 22% ownership, Larry Shultz will receive an initial 12% ownership, and an initial 10% ownership stake will be reserved for an Investor group investing a minimum of $1 million into the LLC. Encore, Hunt and Shultz agree that the LLC will also issue to the investor group a two (2) year warrant to purchase up to an additional 10% interest thereby diluting Encore, Hunt and Shultz on a pro-rata basis.

1.
LLC Structure - The partnership shall be styled as a limited liability company formed under the laws of Delaware (“LLC”). The form and specific terms of the LLC agreement shall be similar to the LLC formed by Encore and Hunt with the Abell Foundation.

2.
Management Committee – A four-person management committee shall function as the Board of the LLC. Larry Shultz and Dan Hunter shall serve as representatives on behalf of Encore, Robert Hunt and one designate from the Investor Group shall also serve as representatives. The Management Committee shall be delegated certain authority by the LLC, and each management committee representative shall have one vote on all voting matters.

3.
Management and Marketing – Daily management of the LLC’s R&D and manufacturing activities shall be overseen by Larry Shultz and Robert Hunt, or manager chosen by them, with marketing strategies development and tactical implementation input from Encore Clean Energy, Inc.

4.
Funding of the LLC – Within 45 days of the execution of this Agreement, at least $25,000 must be invested in the LLC by one or more Investors, and paid $15,000 to Hunt and $10,000 to Shultz, or Hunt shall have the right, at his sole discretion, to terminate this Agreement. If Hunt elects to terminate this Agreement, then all rights and ownership of any all patent applications will revert back to the original inventors without any further obligation to the LLC. Within 90 days of the execution of this Agreement, one or more Investors must invest a total of USD $1 million into the LLC in order for the LLC to become effective and cause Hunt and Shultz to assign their ownership in their inventions to the LLC.

5.
Investor Warrants -- In addition to a 10% equity ownership stake in the LLC for its initial $1 million investment, the LLC agrees to provide Investors with a two (2) year warrant to purchase up to an additional 10% of the LLC for $3,000,000, to be subscribed as $300,000 per each 1% interest.

6.
Patent Assignments -- Subject to the restrictions of Paragraph 8, below, and to the LLC raising a minimum of $1 million in equity capital from investors per Paragraph 4, above,, the parties hereto will transfer ownership and other exclusive rights to the provisional patents listed above to the new LLC entity on the terms outlined herein.

7.
Royalties -- The LLC shall pay to Hunt an inventor’s royalty equal to 2% (two percent) of the LLC’s quarterly gross revenues from all sources, including but not limited to, product sales and international licensing revenues payable to the LLC. The LLC shall pay to Shultz an inventor’s royalty equal to 1% (one percent) of the LLC’s quarterly gross revenues from all sources, including but not limited to, product sales and international licensing revenues payable to the LLC.

8.
The Abell Foundation – The proposed new LLC understands and acknowledges that both Hunt and Encore have entered into other prior agreements with The Abell Foundation of Baltimore, Maryland that may restrict the LLC’s rights to the application of its technology with respect to Ocean Thermal Energy Conversion (“OTEC”) devices for generating electricity.

9.
Products to Commercialize – The proposed LLC intends to initially concentrate its efforts on commercializing hybrid waste heat-powered vehicles and land-based solar, geothermal and industrial waste heat-powered electricity-generating systems.

10.
Initial R&D Commitment by LLC – The LLC agrees to commit the financial and manpower resources necessary to construct an initial proof-of-concept “Vapor Hydraulic Power System”. The LLC will use its best efforts to complete construction of this initial working proof-of-concept device within 90 days of the funding of the LLC.

11.
Conflict of Interest – The parties acknowledge and agree that Larry Shultz is a member of the Encore Board of Directors, an Encore stockholder and a signatory to the Encore Clean Energy, Inc. Code of Ethics Agreement (the “Encore Ethics Agreement”). Furthermore, the parties acknowledge and agree that Shultz introduced the parties to and is involved in other deals with Liberty Circle. The material facts of Shultz’s relationship with Encore and Liberty and his contemplated interests (ownership, financial, management and/or otherwise) in the LLC have been disclosed and are known to the Encore Board of Directors. A majority of the disinterested members of the Board of Directors of Encore, constituting a majority of the members of the Board of Directors of Encore, deemed it to be in the best interests of Encore to enter into this LOA and to waive compliance by Shultz with the Encore Ethics Agreement. Specifically, Shultz has been approved by a majority of the disinterested members of the Encore Board of Directors, to participate as a record and beneficial owner in the LLC, as a member of the LLC’s contemplated Management Committee, and to negotiate the terms and conditions of any definitive licensing or other agreement involving any of Shultz, Encore, Liberty and/or the LLC, without any restrictions or limitations otherwise mandated by the Encore Ethics Agreement.

12.
Consulting Agreement – On receipt of the investors’ initial $1 million in equity capital, the LLC shall enter into non-exclusive Consulting Agreements with Robert Hunt, paying Hunt $20,000 per month for services rendered to the LLC; with Larry Shultz, paying Shultz $15,000 per month for services rendered to the LLC and with Encore, paying Encore $20,000 per month for services rendered to the LLC.

13.
Latin America Joint Venture Agreement – When and if formed, the LLC partners agree to enter into a Joint Venture Agreement with Liberty Circle Investments, Inc. (“Liberty”) of the Republic of Panama, whereby the LLC will exclusively license its patents, know-how and product improvements to the Joint Venture for manufacturing and selling products based upon such patents and know-how to the Latin American territory, which includes Mexico, Central America, South America, the Bahamas and Caribbean nations. The LLC will negotiate in good faith to secure the best terms possible, however, the LLC partners agree to approve such Joint Venture Agreement with Liberty if it provides to the LLC the following minimum terms: (a) $2 million payable to the LLC for the exclusive licensing rights to the LLC products and patents; (b) a 25% equity ownership in the Joint Venture to the LLC that entitles the LLC to receive 25% of any and all net profits distributed to the Joint Venture’s partners; and (c) the right of the LLC to products manufactured by the Joint Venture on a “cost plus 25%” profit-margin, wherein “costs” are defined as actual material, labor and overhead costs incurred by the Joint Venture to manufacture each product.

14.
Initial LLC Distribution – When and if formed, the LLC partners agree that if the Latin American Joint Venture is formed with Liberty and the LLC receives the $2 million license fee called for in Section 13 above, then the LLC will make an initial profit-distribution to the LLC partners of 75% of the monies received, such that LLC will retain $500,000 to build production units of devices and $1.5 million will be distributed to the LLC parties, according to their percentage ownership in the LLC: $840,000 to Encore (56%), $330,000 Hunt (22%), $180,000 to Shultz (12%) and $150,000 to the Investor (10%). It is further agreed that if Encore receives an LLC distribution of at least $750,000, then out of such proceeds, if these amounts are then still owing, Encore will pay off 100% of the $95,000 Note, plus interest, that it owes to Ken Rickel and the $115,000 Note, plus interest, that it owes to Camilo S. Jorge. In addition, Hunt and Shultz shall have the right, but not the obligation, at their individual elections, to cause Encore to pay off up to 40% of the debt it owes to Hunt and Shultz, payable out of this initial LLC distribution.

15.
Announcements- Until formation and funding of the LLC, no announcement with respect to this Letter of Agreement or the transactions contemplated herein will be made by any party hereto without the prior written approval of the other parties

16.
Fees and Costs - Each of the parties will bear the fees and disbursements of the lawyers, accountants and consultants engaged by them respectively and all other expenses incurred by them respectively in connection with the proposed agreement.

17.	Signatures – This Letter of Agreement may be executed in several counterparts each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

18.	Recession Rights – The LLC acknowledges that in the event of bankruptcy or termination of the LLC, all rights and ownership of the patent applications will revert back to the original inventors.

19.
This Letter of Agreement represents only the current thinking of the parties with respect to certain of the major issues relating to the proposed transaction, and will be superseded by execution of the draft formal LLC Agreement attached as schedules hereto.

20.
Notwithstanding the obligations of the LLC per Section 8, by executing and returning a copy of this letter of Intent, the parties agree that through May 5th, 2005, no party nor their respective representatives will (a) take any action to negotiate, promote, encourage or facilitate (including providing any information to any third party) any transaction which is inconsistent with this Letter of Agreement, or (b) disclose the transactions proposed in this Letter of Agreement or any of its terms to any third party other than on a strictly need-to-know basis.

21.	This Letter of Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Please indicate your acceptance and approval of this Letter of Agreement by signing and returning 3 originals to us no later than February 5, 2005.

Yours Sincerely,

ENCORE CLEAN ENERGY, INC.

Per:	/s/ Dan Hunter
Dan Hunter

AGREED TO THIS 2nd DAY OF February, 2005.

Per:	/s/ Robert Hunt
Robert Hunt

Per:	/s/ Larry Shultz
Larry Shultz